Exhibit 99

VIACOM ANNOUNCES QUARTERLY CASH DIVIDEND AND
RECOMMENCES STOCK PURCHASE PROGRAM

Declares First Quarterly Dividend of $0.15 Per Share;
Increases Funds For Share Purchases to $4 Billion

NEW YORK, June 9, 2010 – Viacom Inc. (NYSE: VIA and VIA.B) today announced that its Board of Directors has approved a regular quarterly cash dividend to stockholders beginning with the current quarter ended June 30, 2010.  The first quarterly dividend of $0.15 per share of Class A and Class B common stock will be payable on July 1, 2010 to stockholders of record at the close of business on June 21, 2010.  The announcement was made today by Viacom President and Chief Executive Officer Philippe Dauman at the Company’s Annual Meeting of Stockholders.

Mr. Dauman also announced that its Board had authorized a resumption of the Company’s stock purchase program and increased the funds available to purchase Class B common stock to $4 billion.  The program was suspended in early 2009 due to unfavorable economic conditions. Under the program, Viacom intends to purchase shares from time to time beginning in the fourth quarter of calendar year 2010, reflecting the Company’s normal seasonal cycle of cash generation.

Mr. Dauman said, “Viacom’s quarterly cash dividend and the resumption of our long-standing stock purchase program demonstrate our commitment to return value to our stockholders and our confidence in Viacom’s ability to deliver long-term, sustainable growth.

“Today’s announcements are the direct result of our focused strategic efforts over the last several years to increase efficiency and emphasize free cash flow generation while continuing to invest in our creative content engines.  We are confident that our robust free cash flow generation will give us the flexibility to continue to simultaneously grow our operations and generate significant returns for our shareholders.”

About Viacom
Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world's leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world's best known entertainment brands, including MTV, VH1, CMT, Logo, Nickelodeon, Nick at Nite, Nick Jr., COMEDY CENTRAL, Spike TV, TV Land, BET, Rock Band, AddictingGames, Atom, Neopets, Shockwave and Paramount Pictures. Viacom's global reach includes approximately 170 channels and 450 digital media properties in more than 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

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Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements.  Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company’s programs, motion pictures and games on the various platforms on which they are distributed; economic conditions generally, and in advertising and retail markets in particular; competition for audiences and distribution; the impact of piracy; technological developments and their effect in the Company’s markets and on consumer behavior; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures and games; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its 2009 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455 kelly.mcandrew@viacom.com	(212) 846-7581 pamela.yi@viacom.com